Filed under Rule 424(b)(2), Registration Statement No. 333-183535

Preliminary Pricing Supplement No 26 - Dated Monday, September 16, 2013 (To: Prospectus dated August 24, 2012)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DCF6	[]	100.000%	1.125%	[]	Fixed	3.200%	Monthly	09/15/2016	10/15/2013	$1.69	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 9/15/2014 and Monthly thereafter with 30 Calendar Days Notice.
02006DCG4	[]	100.000%	1.700%	[]	Fixed	4.600%	Monthly	09/15/2018	10/15/2013	$2.43	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 9/15/2014 and Monthly thereafter with 30 Calendar Days Notice.

Ally Financial Inc.

Offering Date: Monday, September 16, 2013 through Monday, September 23, 2013

Trade Date: Monday, September 23, 2013 @ 12:00 PM ET

Settle Date: Thursday, September 26, 2013

Minimum Denomination/Increments:$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Incapital, LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus dated August 24, 2012